Exhibit 99.1

Analog Devices Announces Financial Results for the Second Quarter of Fiscal Year 2010 and Increases Dividend 10%

NORWOOD, Mass.--(BUSINESS WIRE)--May 18, 2010--Analog Devices, Inc. (NYSE: ADI)

  2Q10 revenue increased 11% sequentially to $668 million
  2Q10 diluted EPS from continuing operations was $0.55
  2Q10 gross margin increased to 65.0% of revenue
  2Q10 operating margin increased to 32.0% of revenue
  Board of Directors increased quarterly dividend by 10% to $0.22 per share
  Financial results and 3Q10 outlook will be discussed via conference call today at 5:00 pm

Analog Devices, Inc. (NYSE: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced financial results for the second quarter of its 2010 fiscal year, which ended May 1, 2010.

“The second quarter was one of the best quarters in ADI's history. Revenue increased by 41% year-over-year and 11% sequentially, gross margin rose to 65% of revenue and operating margin increased to 32% of revenue," said Jerald G. Fishman, President and CEO. "We have substantially grown our revenue in line with a sharpened strategic focus, while fundamentally and significantly improving our operating margin structure.”

Results of Operations for the Second Quarter of Fiscal 2010

  Revenue was $668 million, an increase of 11% from the immediately prior quarter and an increase of 41% from the same period one year ago. For more information regarding revenue by end market and product type for the second quarter of fiscal 2010, please see Schedules D and E of this document. In addition, a more complete table covering prior periods is available on the Analog Devices Investor Relations website at: investor.analog.com.
  Gross margin was 65.0% of revenue, compared to 61.1% of revenue in the immediately prior quarter, and 55.1% of revenue in the year-ago period. Gross margin improvements were primarily due to lower manufacturing costs, increased factory utilization, and strong sales of products sold to industrial customers.
  Operating expenses were $220 million, compared to $219 million in the immediately prior quarter, and $204 million in the same period a year ago. Excluding restructuring charges in prior periods, operating expenses were $203 million in the immediately prior quarter and $192 million in the same period a year ago. The table reconciling non-GAAP data to the Company’s GAAP results is provided in this release on Schedule F. A more complete table covering reconciliations for prior periods is available on the Analog Devices Investor Relations website at investor.analog.com.

  Operating income from continuing operations was $214 million, or 32.0% of revenue, compared to $149 million, or 24.7% of revenue, in the immediately prior quarter, and $58 million, or 12.2% of revenue, in the same period one year ago. Excluding restructuring charges in prior periods, operating income from continuing operations was $166 million, or 27.5% in the immediately prior quarter, and $70 million, or 14.7% of revenue, in the same period a year ago.
  Diluted earnings per share (EPS) from continuing operations was $0.55, compared to $0.39 in the immediately prior quarter, and $0.18 in the same period a year ago. Excluding restructuring charges in prior periods, diluted EPS from continuing operations was $0.43 in the immediately prior quarter and $0.21 in the same period a year ago.
  The Board of Directors increased its quarterly dividend by 10% to $0.22 per outstanding share of common stock, which will be paid on June 16, 2010 to all shareholders of record at the close of business on May 28, 2010.
  Net cash provided by operating activities was $278 million, or 42% of revenue. Capital expenditures were $17 million, and cash dividends of $60 million were paid during the second quarter of fiscal 2010.
  Cash and short-term investments at the end of the second quarter of fiscal 2010 totaled approximately $2.4 billion, compared to $2.2 billion at the end of the first quarter of fiscal 2010.
  Accounts receivable in the second quarter of fiscal 2010, as measured by days sales outstanding, was 45 days, compared to 47 days at the end of the immediately prior quarter.
  Inventory at the end of the second quarter of fiscal 2010 increased by approximately $4 million, or 2%, compared to the immediately prior quarter.

Outlook for the Third Quarter of Fiscal 2010

The following statements are based on current expectations. These statements are forward- looking and actual results may differ materially, including as a result of the important factors discussed at the end of this release. These statements supersede all prior statements regarding business outlook set forth in prior ADI news releases.

Regarding the outlook for the third quarter of fiscal 2010, Mr. Fishman stated, “Looking ahead to the third quarter, given our higher opening backlog, we are expecting fairly broad-based revenue growth. We are currently planning for revenue to be in the range of $695 million to $715 million for the third quarter. We are planning for gross margins to be in the range of 65% to 66%. We expect that operating expenses will grow, but well below revenue growth. As a result, we anticipate that operating margins will expand to 33% to 34% and earnings per share should be in the range of $0.59 to $0.61.”

Conference Call Scheduled for 5:00 pm ET

Mr. Fishman will discuss the second quarter results and short-term outlook via webcast, accessible at investor.analog.com, today, beginning at 5:00 pm ET. Investors who prefer to join by telephone may call 706-634-7193 ten minutes before the call begins and provide the password "ADI."

A replay will be available almost immediately after the call. The replay may be accessed for up to one week by dialing 800-642-1687 (replay only) and providing the conference ID: 68215149, or by visiting investor.analog.com.

Non-GAAP Financial Information

This release includes non-GAAP financial measures for prior periods that are not in accordance with, nor an alternative to, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

Schedule F of this press release provides the reconciliation of the Company’s non-GAAP measures to its GAAP measures.

Manner in Which Management Uses the Non-GAAP Financial Measures

Management uses non-GAAP operating expenses, non-GAAP operating income, non-GAAP operating margins, and non-GAAP diluted earnings per share to evaluate the Company’s operating performance against past periods and to budget and allocate resources in future periods. These non-GAAP measures also assist management in understanding and evaluating the underlying baseline operating results and trends in the Company’s business.

Economic Substance Behind Management’s Decision to Use Non-GAAP Financial Measures

The item excluded from the non-GAAP measures was excluded because it is of a non-recurring or non-cash nature.

The following item is excluded from our non-GAAP operating expenses, non-GAAP operating income, non-GAAP operating margins, and non-GAAP diluted earnings per share:

Restructuring-Related Expenses. These expenses are incurred in connection with facility closures, consolidation of manufacturing facilities, and other cost reduction efforts. Apart from ongoing expense savings as a result of such items, these expenses and the related tax effects have no direct correlation to the operation of our business in the future.

Why Management Believes the Non-GAAP Financial Measures Provide Useful Information to Investors

Management believes that the presentation of non-GAAP operating expenses, non-GAAP operating income, non-GAAP operating margins, and non-GAAP diluted EPS is useful to investors because it provides investors with the operating results that management uses to manage the Company.

Material Limitations Associated with Use of the Non-GAAP Financial Measures

Analog Devices believes that non-GAAP operating expenses, non-GAAP operating income, non-GAAP operating margins, and non-GAAP diluted EPS have material limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. In addition, our non-GAAP measures may not be comparable to the non-GAAP measures reported by other companies. The Company’s use of non-GAAP measures, and the underlying methodology in excluding certain items, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, record such items in future periods.

Management’s Compensation for Limitations of Non-GAAP Financial Measures

Management compensates for these material limitations in non-GAAP operating expenses, non-GAAP operating income, non-GAAP operating margins, and non-GAAP diluted EPS by also evaluating our GAAP results and the reconciliations of our non-GAAP measures to the most directly comparable GAAP measures. Investors should consider our non-GAAP financial measures in conjunction with the corresponding GAAP measures.

About Analog Devices, Inc.

Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Celebrating over 40 years as a leading global manufacturer of high-performance integrated circuits used in analog and digital signal processing applications, Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker “ADI” and is included in the S&P 500 Index.

This release may be deemed to contain forward-looking statements which include, among other things, our statements regarding expected revenue, earnings, earnings per share, operating expenses, inventory levels, gross margins, operating margins, and other financial results, expected customer demand for our products, and expected results of our ongoing expense management efforts, that are based on our current expectations, beliefs, assumptions, estimates, forecasts, and projections about the industry and markets in which Analog Devices operates. The statements contained in this release are not guarantees of future performance, are inherently uncertain, involve certain risks, uncertainties, and assumptions that are difficult to predict, and do not give effect to the potential impact of any mergers, acquisitions, divestitures, or business combinations that may be announced or closed after the date hereof. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices’ expectations or beliefs as of any date subsequent to the date of this press release. We do not undertake any obligation to update forward-looking statements made by us. Important factors that may affect future operating results include: any faltering in the apparent improvement of economic conditions and financial markets following the recent crisis in global credit and financial markets, erosion of consumer confidence and declines in customer spending, the effects of declines in customer demand for our products and for end products that incorporate our products, competitive pricing pressures, unavailability of raw materials or wafer fabrication, assembly and test capacity, any delay or cancellation of significant customer orders, changes in geographic, product or customer mix, inability to license third party intellectual property, adverse results in litigation matters, and other risk factors described in our most recent filings with the Securities and Exchange Commission. Our results of operations for the periods presented in this release are not necessarily indicative of our operating results for any future periods. Any projections in this release are based on limited information currently available to Analog Devices, which is subject to change. Although any such projections and the factors influencing them will likely change, we will not necessarily update the information, as we will only provide guidance at certain points during the year. Such information speaks only as of the original issuance date of this release.

Analog Devices and the Analog Devices logo are registered trademarks or trademarks of Analog Devices, Inc. All other trademarks mentioned in this document are the property of their respective owners.

Analog Devices, Second Quarter, Fiscal 2010

Schedule A
Sales/Earnings Summary (GAAP)
(In thousands, except per-share amounts)

	Three Months Ended
	2Q 10	1Q 10	2Q 09
	May 1, 2010	Jan. 30, 2010	May 2, 2009
Revenue	$668,240	$602,983	$474,748
Year-to-year change	40.8%	26.5%	-26.9%
Quarter-to-quarter change	10.8%	5.5%	-0.4%
Cost of sales (1)	233,725	234,507	213,196
Gross margin	434,515	368,476	261,552
Gross margin percentage	65.0%	61.1%	55.1%
Operating expenses:
R&D (1)	122,780	114,398	109,448
Selling, marketing and G&A (1)	97,660	88,481	82,276
Special charges	-	16,483	11,919
Operating income from continuing operations	214,075	149,114	57,909
Other expense (income)	55	847	(4,324)
Income from continuing operations before income tax	214,020	148,267	62,233
Provision for income taxes	46,880	28,667	10,479
Income from continuing operations, net of tax	167,140	119,600	51,754
Income from discontinued operations, net of tax	-	859	-
Net income	$167,140	$120,459	$51,754

Shares used for EPS - basic	297,825	295,611	291,227
Shares used for EPS - diluted	305,836	304,871	292,446

Earnings per share from continuing operations - basic	$0.56	$0.40	$0.18
Earnings per share from continuing operations - diluted	$0.55	$0.39	$0.18

Earnings per share - basic	$0.56	$0.41	$0.18
Earnings per share - diluted	$0.55	$0.40	$0.18

Dividends paid per share	$0.20	$0.20	$0.20

(1) Includes stock-based compensation expense as follows:
Cost of sales	$1,860	$1,671	$1,812
R&D	$5,968	$5,359	$6,051
Selling, marketing and G&A	$5,427	$4,805	$4,703

Analog Devices, Second Quarter, Fiscal 2010

Schedule B
Selected Balance Sheet Information (GAAP)
(In thousands)

	2Q 10	1Q 10	2Q 09
	May 1, 2010	Jan. 30, 2010	May 2, 2009
Cash & short-term investments	$2,386,739	$2,178,964	$1,285,478
Accounts receivable, net	332,157	313,288	228,520
Inventories (1)	247,662	243,275	304,834
Other current assets	111,750	105,428	123,381
Total current assets	3,078,308	2,840,955	1,942,213
PP&E, net	453,344	464,456	515,937
Investments	9,062	8,664	8,698
Goodwill and intangible assets	258,118	257,975	251,803
Other	129,265	126,120	94,651
Non-current assets of discontinued operations	-	-	62,037
Total assets	$3,928,097	$3,698,170	$2,875,339

Deferred income on shipments to distributors, net	$206,651	$177,029	$124,792
Current liabilities of discontinued operations	-	-	5,305
Other current liabilities	358,066	274,402	234,951
Non-current liabilities	473,130	482,586	90,040
Stockholders' equity	2,890,250	2,764,153	2,420,251
Total liabilities & equity	$3,928,097	$3,698,170	$2,875,339

(1) Includes $2,354, $2,537 and $2,261 related to stock-based compensation in 2Q10, 1Q10 and 2Q09, respectively.

Analog Devices, Second Quarter, Fiscal 2010

Schedule C
Cash Flow Statement (GAAP)
(In thousands)

	Three Months Ended
	2Q 10	1Q 10	2Q 09
	May 1, 2010	Jan. 30, 2010	May 2, 2009
Cash flows from operating activities:
Net Income	$167,140	$120,459	$51,754
Adjustments to reconcile net income
to net cash provided by operations:
Depreciation	28,913	29,281	33,440
Amortization of intangibles	1,779	1,801	1,591
Stock-based compensation expense	13,255	11,835	12,566
Gain on sale of business	-	(859)	-
Excess tax benefit - stock options	(72)	(53)	(5)
Noncash portion of special charges	-	487	75
Other non-cash activity	171	178	322
Deferred income taxes	(14,075)	5,597	13,991
Changes in operating assets and liabilities:
Changes in other operating assets and liabilities	81,209	45,047	(37,738)
Total adjustments	111,180	93,314	24,242
Net cash provided by operating activities	278,320	213,773	75,996
Percent of total revenue	41.6%	35.5%	16.0%

Cash flows from investing activities:
Additions to property, plant and equipment	(17,490)	(17,179)	(12,046)
Purchases of short-term available-for-sale investments	(873,970)	(714,332)	(583,677)
Maturities of short-term available-for-sale investments	760,120	625,921	488,043
Net proceeds (expenditures) related to sale of businesses	-	63,036	(1,340)
Decrease (increase) in other assets	1,248	(407)	(2,206)
Net cash used for investing activities	(130,092)	(42,961)	(111,226)

Cash flows from financing activities:
Dividend payments to shareholders	(59,556)	(58,870)	(58,164)
Repurchase of common stock	-	-	(3,091)
Net proceeds from employee stock plans	5,666	163,487	2,152
Excess tax benefit - stock options	72	53	5
Net cash (used for) provided by financing activities	(53,818)	104,670	(59,098)
Effect of exchange rate changes on cash	(306)	(943)	1,494

Net increase (decrease) in cash and cash equivalents	94,104	274,539	(92,834)
Cash and cash equivalents at beginning of period	914,268	639,729	769,713
Cash and cash equivalents at end of period	$1,008,372	$914,268	$676,879

Analog Devices, Second Quarter, Fiscal 2010

Schedule D
Revenue Trends by End Market
The categorization of revenue by end market is determined using a variety of data points including the technical characteristics of the product, the “sold to” customer information, the "ship to" customer information and the end customer product or application into which our product will be incorporated. As data systems for capturing and tracking this data evolve and improve, the categorization of products by end market can vary over time. When this occurs we reclassify revenue by end market for prior periods. Such reclassifications typically do not materially change the sizing of, or the underlying trends of results within, each end market.

	Three Months Ended
	May 1, 2010				Jan. 30, 2010	May 2, 2009
	Revenue	%*	Q/Q %	Y/Y %	Revenue	Revenue	%
Industrial	$ 316,203	47%	20%	54%	$ 262,990	$ 205,176	43%
Automotive	83,472	12%	14%	105%	73,057	40,708	9%
Consumer	119,518	18%	2%	45%	117,073	82,368	17%
Communications	133,480	20%	-2%	-1%	136,377	134,625	28%
Computer	15,567	2%	15%	31%	13,486	11,871	3%
Total Revenue	$ 668,240	100%	11%	41%	$ 602,983	$ 474,748	100%

* The sum of the individual percentages may not equal the total due to rounding.

Analog Devices, Second Quarter, Fiscal 2010

Schedule E
Revenue Trends by Product Type
The categorization of our products into broad categories is based on the characteristics of the individual products, the specification of the products and in some cases the specific uses that certain products have within applications. The categorization of products into categories is therefore subject to judgment in some cases and can vary over time. In instances where products move between product categories we reclassify the amounts in the product categories for all prior periods. Such reclassifications typically do not materially change the sizing of, or the underlying trends of results within, each product category.

	Three Months Ended
	May 1, 2010				Jan 30, 2010	May 2, 2009
	Revenue	%*	Q/Q %	Y/Y %	Revenue	Revenue
Converters	$305,068	46%	5%	28%	$290,712	$239,103
Amplifiers / Radio Frequency	171,098	26%	16%	37%	148,054	124,458
Other analog	87,439	13%	21%	98%	72,494	44,055
Subtotal Analog Signal Processing	563,605	84%	10%	38%	511,260	407,616
Power management & reference	46,481	7%	19%	65%	39,196	28,177
Total Analog Products	$610,086	91%	11%	40%	$550,456	$435,793
Digital Signal Processing	58,154	9%	11%	49%	52,527	38,955
Total Revenue	$668,240	100%	11%	41%	$602,983	$474,748

* The sum of the individual percentages may not equal the total due to rounding.

Analog Devices, Second Quarter, Fiscal 2010

Schedule F
Reconciliation from Non-GAAP to GAAP Data (In thousands, except per-share amounts)

See "Non-GAAP Financial Information" in this press release for a description of the items excluded from our non-GAAP measures.

	Three Months Ended
	2Q 10	1Q 10	2Q 09
	May 1, 2010	Jan. 30, 2010	May 2, 2009

GAAP Operating Expenses	$220,440	$219,362	$203,643
Percent of Product Revenue	33.0%	36.4%	42.9%
Restructuring-Related Expense	-	(16,483)	(11,919)
Non-GAAP Operating Expenses	$220,440	$202,879	$191,724
Percent of Product Revenue	33.0%	33.6%	40.4%

GAAP Operating Income/Margin From Continuing Operations	$214,075	$149,114	$57,909
Percent of Total Revenue	32.0%	24.7%	12.2%
Restructuring-Related Expense	-	16,483	11,919
Non-GAAP Operating Income/Margin From Continuing Operations	$214,075	$165,597	$69,828
Percent of Product Revenue	32.0%	27.5%	14.7%

GAAP Diluted EPS Including Discontinued Operations	$0.55	$0.40	$0.18
Diluted Loss (Earnings) Per Share from Discontinued Operations	-	0.00	-
GAAP Diluted EPS From Continuing Operations (1)	$0.55	$0.39	$0.18
Restructuring-Related Expense	-	0.04	0.03
Non-GAAP Diluted EPS From Continuing Operations	$0.55	$0.43	$0.21

(1) The sum of the individual per share amounts may not equal the total due to rounding.

CONTACT:
Analog Devices, Inc.
Mindy Kohl, 781-461-3282
Director of Investor Relations
781-461-3491 (fax)
investor.relations@analog.com